EXHIBIT 10.8.1

                     AMENDMENT NO. 1 TO EMPLOYMENT CONTRACT


        AGREED, as of the 4th day of June 1998, between the Federal Agricultural Mortgage Corporation (FAMC) and Tom D. Stenson (the employee), that the existing employment contract between the parties hereto, dated as of September 1, 1997 (the Agreement), be and hereby is amended as follows:

        Sections 1, 3 (a) and 7 (a) (3) of the Agreement are replaced in their entirety with the following new sections:

        1. Term. The Term of this Agreement shall continue until June 1, 2000 or any earlier effective date of termination pursuant to Paragraph 7 hereof (the "Term").

         3 (a). Base Salary. You will be paid a base salary (the Base Salary) during the Term of One Hundred Ninety Thousand Dollars ($190,000) per year, payable in arrears on a bi-weekly basis.

            7 (a) (3). Farmer Mac may terminate your employment without "cause" at any time. Such termination shall become effective on the earlier of June 1, 2000, or two years from the date of notice of such termination.

         Section 5 of the Agreement is hereby amended by adding the following after the first sentence of such section: "During the first six months of each Planning Year, vacation shall accrue at the rate of four (4) weeks per Planning Year; upon the expiration of such six-month period, all remaining vacation rights for such Planning Year shall accrue immediately.

         As amended hereby, the Agreement remains in full force and effect.


Federal Agricultural Mortgage Corporation         Employee

                                                  ----------------------------

By:--------------------------
   President